Exhibit 99.1
FOR IMMEDIATE RELEASE
Clean Diesel Technologies, Inc. Appoints Exchange Agent, Holds Senior
Management Summit and Settles Pending Litigation and Arbitration Matters for
its Catalytic Solutions, Inc. Subsidiary
VENTURA, CA, October 25, 2010 — Clean Diesel Technologies, Inc. (“CDT”) (Nasdaq:CDTID), a cleantech emissions reduction company, made a series of announcements this morning.
Temporary Trading Under Ticker Symbol “CDTID”
As previously reported, on Friday, October 15, 2010, after the close of U.S. markets, CDT implemented a 1-for-6 reverse stock split and shortly thereafter consummated the merger by which Catalytic Solutions, Inc. (“CSI”) became a wholly owned subsidiary of CDT. The combined company commenced trading on Monday, October 18, 2010 and through November 12, 2010 will trade under the temporary symbol CDTID. Thereafter, CDT will revert to its regular trading symbol CDTI.
Appointment of Exchange Agent and Commencement of Certificate Exchanges
As contemplated by its merger agreement with CSI, CDT has appointed American Stock Transfer to serve as Exchange Agent and has commenced the mailing of two versions of a letter of transmittal — one to those CDT stockholders who were CDT stockholders prior to the October 15 acquisition of CSI, and a second version to the former shareholders of CSI.
Those stockholders who were CDT stockholders prior to the merger are urged to surrender their stock certificates representing pre-reverse stock split shares of CDT common stock to the Exchange Agent for exchange. Upon surrender, new stock certificates representing post-reverse stock split shares of CDT, together with cash in lieu of any fractional share, will be issued to such stockholders.
Those stockholders who were CSI shareholders prior to the merger are urged to surrender their stock certificates previously representing CSI common stock to the Exchange Agent for exchange. Upon surrender, stock certificates representing post-reverse stock split shares of CDT, together with cash in lieu of any fractional share, will be issued to all former CSI shareholders. These former holders of CSI common stock — other than CSI Class B common stock issued upon conversion of all $4 million of CSI’s secured convertible notes — generally will receive unrestricted or “freely transferable” shares of CDT common stock, and will also receive a non-transferable warrant certificate permitting them to purchase additional shares of CDT common stock.

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

The Expanded Management Team Meets
During the first week of combined operations with CDT and CSI, the reconstituted Board of Directors of CDT held its initial meeting and formalized the new senior management structure. Charles F. Call, the Chief Executive Officer of CSI, will also be Chief Executive Officer of CDT and lead the combined company. Nikhil A. Mehta, the Chief Financial Officer of CSI, will also be Chief Financial Officer of the combined company. Stephen J. Golden, Ph.D., one of the founders of CSI, will be the Chief Technical Officer of CDT. Timothy Rogers, who had served as interim President and Chief Executive officer of Clean Diesel until the merger with CSI continues his service with CDT, but in the position of Senior Corporate Vice President — Product Development. Daniel K. Skelton, Ph.D., who has been CDT’s Vice President, Global Sales since February 2009 will continue in that senior management position.
Joining the CDT senior management team from CSI are Christopher J. Harris and David E. Shea. Mr. Harris, who has been the President of CSI’s Catalyst division, assumes the role of Chief Operations Officer of CDT. Mr. Shea, the Corporate Controller of CSI, steps into that same role at CDT. Members of the senior management team then converged on the headquarters of CSI’s Toronto-based subsidiary Engine Control Systems (“ECS”) for a series of face-to-face meetings.
Following the summit, CEO Charles F. Call stated, “It’s taken quite awhile to get to this point, but our senior management meetings in Toronto underscored for me the real promise of this combination. I’m delighted with the team we’ve assembled, and the enthusiasm we share should translate to tangible positive results in the next weeks and months.”
Settlement of CSI Litigation and Arbitration Matters
Clean Diesel announced that its subsidiary CSI has entered into a settlement agreement with M.N. Mansour and M.N. Mansour, Inc. that ends all outstanding litigation and arbitration claims between the Mansour parties and CSI and a subsidiary relating to the 2006 acquisition by CSI and its subsidiary of the Applied Utility Systems assets. On Friday, October 22, CSI made an initial payment to the Mansour parties of $1.5 million. CSI is obligated to make eight subsequent payments of $250,000 each on each December 31, April 30, July 31 and September 30, commencing December 31, 2010 and ending September 30, 2012, for an aggregate of $2 million. The Mansour parties may record a UCC-1 financing statement securing the subsequent payment obligations of CSI under the settlement agreement, which shall be subordinated to all existing liens against CSI assets and, subject to CSI not being in default with respect to the subsequent payment obligations, shall be subordinated to any new financing obtained by CSI or its affiliates. Details of the settlement, including the discount that CSI would receive for early prepayment, are included in a Form 8-K to be filed today with the Securities and Exchange Commission by CDT.
About the Company
Clean Diesel Technologies, Inc. (Nasdaq:CDTID), “Clean Diesel”, “CDT” or the “Company” is, with the recent business combination with Catalytic Solutions, Inc. (“CSI”), a vertically integrated global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel (HDD) and light duty vehicle (LDV) markets. As a cleantech company, CDT utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction; Platinum Plus® Fuel-Borne Catalyst (FBC), and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDT is headquartered in Ventura, California, along with its wholly-owned subsidiary, CSI, and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden as well as an Asian joint venture. For more information, please visit www.cdti.com and www.catsolns.com.

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

Forward-Looking Statements Safe Harbor
Certain statements in this news release such as statements about “tangible positive results” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (including, without limitation, information regarding the Company’s opportunity for combined revenue synergies and cost reductions). Such forward-looking statements involve known or unknown risks, including those detailed in the company’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of the Company following the business combination with CSI to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update the forward-looking information contained in this release.
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Contact Information:
Kristi Cushing, Investor Relations Manager
Tel: +1 (805) 639-9458

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

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